Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Record Revenues for Fourth-Quarter and Full-Year 2012

•	Q4 Revenues Up 25% to $42.7 Million; 2012 Revenues Increase 39% to $153.5 Million

•	Company Generates EPS of $0.27 for Q4 and $0.79 for Full-Year 2012

•	Cash, Securities and Investments Increase to $146.7 Million at Year-End

Westford, Mass., February 12, 2013 – Cynosure, Inc. (NASDAQ: CYNO) today reported record revenues for the fourth quarter and full year ended December 31, 2012. Revenues for the fourth quarter increased 25% to $42.7 million from $34.1 million for the same period of 2011, while revenues for the full year of 2012 were up 39% to $153.5 million from $110.6 million for 2011.

“Our focus on consistently delivering the industry’s leading aesthetic workstations and technology innovations enabled Cynosure to generate strong results in 2012,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “We believe that we are well positioned to continue our momentum in the year ahead. Demand across North America and our international segments helped to produce record top-line performance for the Company in both the fourth quarter and full year. At the same time, we continue to achieve additional operating leverage which enhanced our margins and significantly strengthened the bottom line.”

Financial Highlights

Net income for the fourth quarter of 2012 was $4.0 million, or $0.27 per diluted share, compared with $1.1 million, or $0.08 per diluted share, for the fourth quarter of 2011, reflecting increased revenue and improved operating leverage for the 2012 period. For the full year, net income was $11.0 million, or $0.79 per diluted share, compared with a net loss of $2.9 million, or $0.23 per share, for 2011.

Laser product revenue increased 28% for the fourth quarter of 2012 to $36.5 million from $28.4 million for the same period of 2011, and 45% for the full year to $128.5 million from $88.4 million for 2011. These increases reflect the U.S. launch of the Company’s minimally invasive Cellulaze™ Cellulite Laser Workstation in 2012 and strong demand for its other devices including the Elite™ family of products, as well as the MedLite® C6 and RevLite® Workstation and the Smartlipo® laser lipolysis system.

“Cellulaze, our newest flagship product, continues to enjoy a favorable reception among aesthetic plastic surgeons who are first-time Cynosure customers, as well as those doctors who are upgrading to Cellulaze from our Smartlipo MPX™ and Smartlipo Triplex™ workstations,” Davin said. “Compared with the fourth quarter of 2011, North American laser revenue was up 44 percent in the quarter, while international laser revenue grew 14 percent in the quarter from our European and Asian subsidiaries and international distribution channel.”

Gross profit margin for the three months ended December 31, 2012 increased to 58.1%, compared with 56.3% for the same period of 2011. The year-over-year improvement was primarily the result of increased sales of products with higher margins and increased revenue contribution from North America, where average selling prices tend to be higher. Gross profit margin for 2012 was 57.9% compared with 56.3% for 2011.

Total operating expenses for the fourth quarter of 2012 were $20.6 million, or 48% of revenues, compared with $17.8 million, or 52% of revenues, for the fourth quarter of 2011. The $2.8 million increase was primarily due to higher selling and marketing expenses related to sales growth, as well as continued clinical research and the development related to the Company’s picosecond Alexandrite laser technology. For the year, operating expenses totaled $76.8 million, or 50% of revenues, compared with $64.3 million, or 58.2% of revenues, for 2011.

“We continue to strengthen our operating performance with a favorable mix of products and expense management, resulting in a decrease in operating expenses as a percentage of revenue,” Davin said. “Following the completion of our public offering in November 2012, we concluded 2012 with approximately $147 million in cash and equivalents, and we have no long-term debt. We believe our financial resources position us well for the future, and provide us with increased ability to consider promising opportunities that fit the criteria of our growth strategy.”

Recent Highlights

•

In November 2012, the Company completed the public offering of 3,680,000 shares of class A common stock, which included 840,000 shares from selling stockholder El.En. S.p.A. The offering resulted in net proceeds of approximately $55.3 million to the Company.

•

The Company announced on December 4, 2012 that it received 510(k) clearance from the U.S. Food and Drug Administration to market the PicoSure™ laser workstation for the removal of tattoos and benign pigmented lesions. The Company expects to sell PicoSure initially through its U.S. direct sales force to aesthetic dermatologists and plastic surgeons. The Company plans to launch PicoSure in March 2013 at the Annual Meeting of the American Academy of Dermatology.

Business Outlook

“We capped a successful 2012 with our fifth consecutive quarter of profitability and record revenue on both a quarterly and full-year basis,” Davin said. “We believe we enter 2013 poised for another year of profitable growth. We are excited for the launch of our newest flagship device, PicoSure, for the removal of tattoos and benign pigmented lesions. After nearly a decade of research and development, this device provides us with a first-mover advantage in a large and underserved market. In addition, we expect that Cynosure’s first home-use device, developed in partnership with Unilever, for the treatment of facial wrinkles will be commercially launched by Unilever in 2013.”

Fourth-Quarter Financial Results Conference Call

In conjunction with the announcement of its fourth-quarter and year-end 2012 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, remove multi-colored tattoos, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite and treat onychomycosis. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about future growth and commercialization or potential market acceptance of PicoSure, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to maintain its profitability, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues	$42,669	$34,102	$153,493	$110,602
Cost of revenues	17,878	14,915	64,567	48,294

Gross profit	24,791	19,187	88,926	62,308

Operating expenses
Selling and marketing	12,693	10,892	47,543	39,142
Research and development	3,192	2,837	12,972	10,079
General and administrative	4,667	4,030	16,278	15,109

Total operating expenses	20,552	17,759	76,793	64,330

Income (loss) from operations	4,239	1,428	12,133	(2,022)

Interest income, net	21	8	60	125
Other income (expense), net	223	(154)	532	(201)

Income (loss) before income taxes	4,483	1,282	12,725	(2,098)

Income tax provision	444	199	1,764	807

Net income (loss)	$4,039	$1,083	$10,961	$(2,905)

Diluted net income (loss) per share	$0.27	$0.08	$0.79	$(0.23)

Diluted weighted average shares outstanding	15,101	12,847	13,792	12,585

Basic net income (loss) per share	$0.28	$0.09	$0.83	$(0.23)

Basic weighted average shares outstanding	14,555	12,567	13,189	12,585

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	December 31,
	2012	2011

Assets:
Cash, cash equivalents and marketable securities	$86,057	$35,694
Short-term investments and related financial instruments	40,617	31,379
Accounts receivable, net	17,970	12,853
Inventories	32,906	29,568
Deferred tax asset, current portion	703	701
Prepaid expenses and other current assets	5,149	3,038

Total current assets	183,402	113,233
Property and equipment, net	8,207	7,705
Long-term marketable securities	20,071	6,595
Goodwill and intangibles, net	21,748	23,486
Other noncurrent assets	667	561

Total assets	$234,095	$151,580

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$25,865	$22,418
Amounts due to related parties	1,896	1,550
Deferred revenue	6,319	6,388
Capital lease obligations	322	239

Total current liabilities	34,402	30,595

Capital lease obligations, net of current portion	432	494
Deferred revenue, net of current portion	281	367
Other long-term liabilities	1,473	497

Total stockholders’ equity	197,507	119,627

Total liabilities and stockholders’ equity	$234,095	$151,580